Exhibit 10.3

YETI HOLDINGS, INC.
2024 EQUITY AND INCENTIVE COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

This AGREEMENT (this “Agreement”) is made as of _______ (the “Date of Grant”), by and between YETI Holdings, Inc., a Delaware corporation (the “Company”), and
_______ (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2024 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”).

2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee _____________Restricted Stock Units (the “RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.Restrictions on Transfer of RSUs. Neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 7 hereof, other than as described in Section 5.6 of the Plan.

4.Vesting of RSUs. Subject to the terms and conditions of Sections 5 and 6 hereof, the RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof with respect to one-hundred percent (100%) of the RSUs on the earlier of (a) the first anniversary of the Date of Grant or (b) immediately prior to the next annual meeting of the Company’s Stockholders following the Date of Grant (either such date, the “Vesting Date”), if the Grantee continues to serve as a Director until the Vesting Date.

5.Accelerated Vesting of RSUs. Notwithstanding the provisions of Section 4 hereof, the RSUs covered by this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof earlier than the time provided in Section 4 hereof if any of the following circumstances apply at a time when the RSUs have not been forfeited (to the extent the RSUs have not previously become nonforfeitable):

(a)Death or Disability. The RSUs subject to this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof upon the Grantee’s death or Disability that shall occur while the Grantee is a Director.

For purposes of this Agreement, the term “Disability” shall mean the Grantee’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the Grantee being unable to engage in any substantial gainful activity, in any case, as determined by the members of the Board other than the Grantee.

(b)Change in Control. The RSUs subject to this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof upon the occurrence of a Change in Control while the Grantee is a Director.

6.Forfeiture of Awards. Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Section 4 or 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically, without the payment of consideration therefor and without further notice, on the date that the Grantee ceases to be a Director.

7.Form and Time of Payment of RSUs. Payment in respect of the RSUs, after and to the extent they have become nonforfeitable pursuant to Section 4 or 5 hereof, shall be made in the form of shares of Common Stock. Payment shall be made to the Grantee within ten
(10) days following the date that the RSUs become nonforfeitable pursuant to Section 4 or 5 hereof. Elections to defer receipt of the shares of Common Stock when the RSUs become nonforfeitable beyond the date of payment provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

8.Dividend Equivalents; Other Rights.

(a)The Grantee shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Grantee pursuant to Section 7 hereof.

(b)From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid to the Grantee in accordance with Section 7 hereof or (ii) the time when the Grantee’s right to receive the shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 6 hereof, on the date that the Company pays a cash dividend (if any) or other cash distribution to holders of shares of Common Stock generally, the Grantee shall be entitled to a number of additional RSUs determined by dividing (A) the product of (x) the dollar amount of such cash dividend or other cash distribution paid per share of Common Stock on such date and (y) the total number of RSUs (including dividend equivalents credited thereon) previously credited to the Grantee pursuant to this Agreement as of such date, by (B) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same applicable terms and conditions (including vesting, forfeitability, dividend equivalents and payment) as apply to the RSUs as to which the dividend equivalents were credited.

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(c)The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

9.Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 7 of the Plan.

10.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance thereof would result in violation of any such law.

11.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that
(a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

12.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

14.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15.Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

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16.Notices. Any notice to the Company provided for herein shall be in writing (including electronically) to the Company, marked Attention: General Counsel, and any notice to the Grantee shall be addressed to the Grantee at the Grantee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.No Right to Future Awards or Board Membership. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one- time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.

19.Compliance With Section 409A of the Code. To the extent applicable, it is intended that any amounts payable under this Agreement and the Plan, and the Company’s and the Grantee’s exercise of authority or discretion hereunder, are exempt from or comply with the provisions of Section 409A of the Code so as to not subject the Grantee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code. In furtherance of this intent, to the extent that any provision hereof would result in the Grantee being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A of the Code; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with this Agreement is guaranteed, and the Grantee shall be responsible for any taxes, penalties and interest imposed on the Grantee under or as a result of Section 409A of the Code in connection with this Agreement.

20.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of the Treasury or the Internal Revenue Service.

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21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, as of the Date of Grant first written above.

YETI HOLDINGS, INC.

By:
Name:
Title:

GRANTEE’S SIGNATURE
Print Name: _________________

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